March __, 1994




Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Hibernia Corporation at 10 a.m. Tuesday, April 26,
1994. A formal notice setting forth the business to come before the meeting and a proxy statement are enclosed. The meeting will be held in the Hibernia Center, 1111 Tulane Avenue, New Orleans,
Louisiana. Free parking will be available in parking lots at 1010 Common Street (the parking lot entrance is in the 200 block of South Rampart Street) and 222 Loyola Avenue. If you park in either of these lots, please bring your parking ticket stub to the meeting so that it can be validated for you.

     At the meeting, you will be asked to elect six directors, each for a three-year term; to approve an amendment to the Articles of Incorporation of Hibernia, which is described in detail in the enclosed proxy statement; and to ratify the appointment of Ernst
& Young as independent auditors for 1994. Your Board of Directors recommends a vote "FOR" each proposal.

     Regardless of the number of shares you own, it is very important that you vote them at the meeting, either in person or by proxy. Whether or not you are able to attend, please take a moment now to sign, date and mail the enclosed proxy in the postage-paid envelope so that your vote may be counted.

     Thank you for your cooperation and continued support.

                                   Sincerely,



                                   Stephen A. Hansel
                                   President
                                   Chief Executive Officer

PROXY                                                       PROXY
                      HIBERNIA CORPORATION

        P. O. Box 61540     New Orleans, Louisiana  70161

SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 26, 1994

     The undersigned hereby appoints Susan Klein, Patricia C. Meringer and Gary L. Ryan, or any of them (each with full power to act alone and with power of substitution), proxies for the undersigned to vote all shares of Hibernia Corporation (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held in the Auditorium of the Hibernia Center, 1111 Tulane Avenue, New Orleans, Louisiana, at 10:00 a.m. on Tuesday, April 26, 1994, and at any adjournment or postponement thereof, as indicated below, and, in their discretion, on such other matters as may properly come before the meeting, and the undersigned acknowledges receipt of the Company's notice and accompanying Proxy Statement for such meeting dated March __, 1994.


     1.   ELECTION OF DIRECTORS

          (a) ____ FOR all nominees listed below, except as otherwise indicated.

          (b) ____ WITHHOLD AUTHORITY to vote for all nominees listed below.

INSTRUCTION: If you wish to withhold authority selectively to vote for any individual nominee, strike a line through the nominee's name below:

NOMINEES TO SERVE UNTIL THE 1997 ANNUAL MEETING OF SHAREHOLDERS:

J. Terrell Brown, Dick H. Hearin, Donald J. Nalty, Robert T.
Ratcliff, Virginia Weinmann and Robert E. Zetzmann.

     2.   PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION OF
          HIBERNIA TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
          CLASS A COMMON STOCK TO 200 MILLION AND TO ELIMINATE
          CERTAIN UNNECESSARY PROVISIONS THEREOF, ALL AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

          (a) ____ FOR   (b) ____ AGAINST    (c) ____ ABSTAIN

     3.   PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS
          INDEPENDENT AUDITORS FOR THE COMPANY, THE BOARD OF
          DIRECTORS, HOWEVER, RESERVING THE RIGHT TO CHANGE
          INDEPENDENT AUDITORS.

          (a) ____ FOR   (b) ____ AGAINST    (c) ____ ABSTAIN

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted "FOR" the nominees named in Proposal 1 (including any substitute nominee) and "FOR" Proposals 2 and 3. All shareholders are encouraged to read the Proxy Statement that accompanies this proxy card carefully for further information concerning each of the Proposals.

                              The undersigned hereby revokes all
                              proxies heretofore given in
                              connection with said Annual Meeting.

                              Dated:  _____________________, 1994

                              ___________________________________

                              ___________________________________

                              When signing as attorney, executor,
                              administrator, trustee or guardian,
                              please sign name(s) and full title.
                              Otherwise, please sign exactly as
                              name(s) appears opposite.
                              PLEASE SIGN, DATE AND RETURN IN
                              ENCLOSED ENVELOPE



                              (ii)

                      HIBERNIA CORPORATION
                         P. O. Box 61540
                  New Orleans, Louisiana 70161

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         April 26, 1994

TO THE SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of Hibernia Corporation (the "Company") will be held in the Auditorium of the Hibernia Center, 1111 Tulane Avenue, New Orleans, Louisiana, at 10:00 a.m. on Tuesday, April 26, 1994, for the following purposes:

     1. Election of six persons to serve as Directors of the Company until the 1997 Annual Meeting of Shareholders and until their successors are elected and qualified.

     2. Approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Class A Common Stock and to eliminate certain other unnecessary provisions thereof, a copy of which amendment is attached to the accompanying proxy statement as Exhibit A and incorporated by reference herein (the "Amendment"), all as more fully described in the accompanying Proxy Statement.

     3. Ratification of the appointment of Ernst & Young as independent auditors for the Company for 1994.

     4. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on March 4, 1994 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     All shareholders are encouraged to read the accompanying Proxy Statement carefully for further information concerning the proposals that will be presented at the Annual Meeting and prior to completion of the enclosed proxy card.

     Please sign and date the enclosed proxy and return it in the envelope provided as promptly as possible. A proxy may be revoked at any time, as described in the accompanying Proxy Statement.

                                   By Order
                                   of the Board of Directors



                                   Patricia C. Meringer
                                   Secretary

New Orleans, Louisiana
March __, 1994

PRELIMINARY PROXY                                PRELIMINARY PROXY

                      HIBERNIA CORPORATION
                         P.O. Box 61540
                  New Orleans, Louisiana 70161



                         PROXY STATEMENT



                 ANNUAL MEETING OF SHAREHOLDERS

                         April 26, 1994

            PROXY SOLICITATION AND VOTING OF PROXIES


     Your proxy is solicited by the Board of Directors (the "Board of Directors" or "Board") of Hibernia Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, April 26, 1994 in the Auditorium of the Hibernia Center, 1111 Tulane Avenue, New Orleans, Louisiana and any adjournment or postponement thereof. This Proxy Statement is being furnished in connection with such meeting.

     Only shareholders of record as of the close of business on March 4, 1994 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of such date, there were [number] shares of Class A Common Voting Stock, no par value (the "Common Stock"), issued and outstanding, constituting the only class of outstanding voting securities. Each share is entitled to one vote on all matters to come before the meeting.

     To the best knowledge of the Board of Directors of the Company, as of March __, 1994, no individual or group of individuals has reported to the Securities and Exchange Commission that he or they beneficially owned more than 5% of the Company's outstanding Common Stock except those entities that acquire securities in the ordinary course of their business and not for the purpose or effect of changing or influencing control of companies in which they own such shares. The Prudential Insurance Company of America ("Prudential") filed a Schedule 13G with the Securities and Exchange Commission on September 9, 1993 stating that, as of August 31, 1993, Prudential beneficially owned more than 10% of the Company's outstanding Common Stock. Although Prudential's filing indicated that it had sole voting and dispositive power with respect to only approximately 2.7 million shares (approximately 3%), it beneficially owned 8,397,978 (10.1%) shares of the Company's Common Stock. The filing certifies that, to the best of Prudential's knowledge and belief, the securities referred to in the filing were acquired in the ordinary course of its business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect. Prudential's mailing address is Prudential Plaza, Newark, New Jersey 07102-3777.

     The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is March 15, 1994.

     Shares of Common Stock represented by any unrevoked proxy in the accompanying form, if properly executed and received prior to the Annual Meeting, will be voted as specified in such proxy. Proxies for which no specification is made will be voted FOR the election of the nominees listed herein under "Election of Directors" and in favor of Proposals 2 and 3. Proxies are revocable by written notice to the Secretary of the Company at any time prior to their exercise or by delivery of a later dated proxy. Proxies may also be revoked by a shareholder attending and voting in person at the meeting.

                      ELECTION OF DIRECTORS

     Shareholders of the Company are being asked to elect six individuals to serve as Directors of the Company until the 1997 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and qualified. These individuals are identified below.

     Pursuant to the Bylaws of the Company, the Board of Directors has fixed the number of Directors at 19 divided into three approximately equal classes with terms expiring in successive years. Upon Mr. Smith's retirement at the Annual Meeting, discussed below, the number of Directors will be reduced to 18.

     Under the Company's Bylaws, a Director who has attained the age of 71 is generally required to retire at the next Annual Meeting of Shareholders after reaching such age. The Board of Directors may permit a Director to remain in office beyond such time and until expiration of his term as a Director under certain circumstances.

     Joe D. Smith, Jr. reached the age of 71 prior to the 1993
Annual Meeting. Mr. Smith served during 1993 as a Director pursuant to the Bylaws provision described above. Mr. Smith's term as a Director expires in 1994, and he will retire as a Director as of the Annual Meeting.

     The Board of Directors has nominated the six individuals who are listed below under the caption "Nominees for Election Until 1997 Annual Meeting" to serve as Directors until the 1997 Annual Meeting. All such persons are currently Directors of the Company and four of these individuals were elected by the shareholders at previous annual meetings. Mr. Ratcliff and Mrs. Weinmann were elected by the Board on January 25, 1994 to fill vacancies created when the Board increased the number of Directors to 19 on that same day. Mrs. Weinmann served as a Director of the Company from 1977-1989 and resigned from the Board at that time for personal reasons. Mr. Ratcliff has served as a member of the Hibernia National Bank's Alexandria City Board of Directors of the Bank since 1987.

     Certain information concerning the nominees and those Directors whose terms of office continue after the 1994 Annual Meeting is set forth below. Should any nominee for election as a Director be unable or unwilling to serve, the persons named in the accompanying proxy will vote for the other nominees and such substitute nominees as may have been nominated by the Board of Directors. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees for Election until 1997 Annual Meeting

Name, age, present position,                Amount and
principal occupation and      Year first    nature of    Percent of
directorships in other        became        beneficial     Class
public companies (1)          Director (2)  ownership (3)


J. Terrell Brown (54)          1986         16,486 (4)(5)    *
President, Chief Executive
Officer and Director,
United Companies
Financial Corporation
(financial services)

Dick H. Hearin (59)            1986         94,547 (4)(6)    *
Managing Partner, Hearin
Properties (real estate
investments)

Donald J. Nalty (60)           1966        239,625 (7)       *
Vice Chairman and Director of
Hibernia National Bank

Robert T. Ratcliff (51)        1994**        6,091 (8)       *
President and Chief Executive
Officer, Ratcliff Construction
Company, Inc. (commercial and
industrial construction)

Virginia Weinmann (64)         1994***      28,244 (9)       *
Personal Investments and
Proprietor, Waverly Enterprises
(investments)

Robert E. Zetzmann (65)        1965        201,331 (4)       *
Properties and Investments.
Prior to October 1990,
Mr. Zetzmann was President,
Zetz 7-Up Bottling Co., Inc.
(manufacturer and distributor
of carbonated beverages)


**   Mr. Ratcliff has been a member of the Bank's City Board of
Directors in Alexandria since 1987.

*** Mrs. Weinmann served as a Director of the Company from 1977-1989 and resigned from the Board at that time for personal reasons.

Directors Whose Terms Continue After 1994 Annual Meeting

Directors Whose Terms Continue until 1995 Annual Meeting

Name, age, present position,                Amount and
principal occupation and      Year first    nature of    Percent of
directorships in other        became        beneficial     Class
public companies (1)          Director (2)  ownership (3)


Robert H. Boh (63)             1968         82,871 (4)(10)   *
Chairman, and former President
and Chief Executive
Officer, Boh Bros.
Construction Co., Inc.
and Boh Corporation (construction).
Director, Tidewater Inc. and BellSouth
Telecommunications, Inc.

Brooke H. Duncan (70)          1970          3,631 (4)(11)   *
President and Director,
JNO. Worner Hardware, Inc.
(architectural hardware).
Director, New Orleans Public
Service, Inc. and Entergy
Corporation

Richard W. Freeman, Jr. (55)   1981         60,756 (4)       *
Personal Investments and
Proprietor, Oak Hill Ranch
(livestock ranching). Director,
WHIMS, Inc. (livestock herd
management computer software).
President, Tidewater Enter-
prises, Inc. (real estate)

Stephen A. Hansel (46)         1992        289,810 (12)      *
President and Chief Executive
Officer, Hibernia Corporation
and Hibernia National Bank.
Previously, from 1985 to 1992,
Senior Executive Vice President
and Chief Financial Officer,
Barnett Banks, Inc., Jacksonville,
Florida (multi-bank holding company)

John P. Laborde (70)           1969         11,735           *
Chairman of the Board, President,
and Chief Executive Officer,
Tidewater Inc. (offshore marine
transportation; air and gas
compression services; shipyard
facilities; and Containerized
Shipping).  Director, American
Bankers Insurance Group, Inc.,
Stone Energy Corporation, American Bureau of Shipping and Stolt Comex Seaway S.A.

James H. Stone (68)            1983          2,683 (13)      *
Chairman of the Board and
Chief Executive Officer,
Stone Energy Corporation
(oil and gas exploration and
production).  Director, Newpark
Resources, Inc.

Directors Whose Terms Continue Until 1996 Annual Meeting

Name, age, present position,                Amount and
principal occupation and      Year first    nature of    Percent of
directorships in other        became        beneficial     Class
public companies (1)          Director (2)  ownership (3)


W. James Amoss, Jr. (69)       1972          4,743 (4)       *
President and Director,
Marine Logistics, Inc.
(maritime consulting).
Chairman and Chief Executive
Officer (Retired), Lykes Bros.
Steamship Co., Inc.
Former Chairman and Director,
Interocean Steamship Corp.
(steamship lines)

Robert L. Goodwin (69)         1980          4,873 (4)       *
Chairman and Chief Executive
Officer (Retired), Great River
Oil & Gas Corporation
(oil and gas exploration and
management of oil and gas prop-
erties)

Robert T. Holleman (63)        1986         45,648 (4)       *
Independent Geologist (oil
and gas exploration).  Chair-
man, CamAm Industries, USA, Ltd.;
Chairman of the City Board,
Lafayette -- Hibernia National
Bank

Hugh J. Kelly (68)             1978         17,130 (4)       *
President, Chief Executive
Officer and Director (Retired),
Ocean Drilling & Exploration
Company (oil and gas exploration
and production, offshore contract
drilling and diving).  Director,
Central Louisiana Electric Company;
Chieftain International, Inc.; Tidewater Inc., and Baroid Corporation

Sidney W. Lassen (59)          1985        100,778 (14)      *
Chairman of the Board and
Chief Executive Officer,
Sizeler Realty Co., Inc.
(shopping center development) and
Sizeler Property Investors, Inc.
(real estate investment trust).
Director, Eastover Corporation

E. L. Williamson (69)          1977         25,050 (4)       *
Chairman of the Board and Chief
Executive Officer (Retired) of The
Louisiana Land and Exploration Company
(oil and gas production) and
Director, The Louisiana Land and
Exploration Company, Halliburton
Co. and Central Louisiana
Electric Company

Certain Executive Officers

Gerald F. Pavlas                            14,022 (15)      *

Robert W. Close                             28,309 (16)      *

K. Kirk Domingos III                         8,055 (17)      *

C. Geron Hargon                             15,938 (18)      *


All Directors and Named Executives
 As a Group                              1,297,377         1.55%
_______________________

*    Less than 1 percent

     All share amounts included in the foregoing table include shares which the individual has the right to acquire within 60 days of the date of this Proxy Statement.

     Information is given for the executive officers listed in the Summary Compensation Table on page 12, who are the four highest paid officers of the Company and its subsidiaries other than Mr. Hansel, who is also a director. Information for Mr. Hansel is included elsewhere in this stock ownership table. The executive officers listed here, including Mr. Hansel, are sometimes referred to in this Proxy Statement as the "named executives."

 (1) Except as otherwise indicated, all Directors and nominees held the position indicated or another senior executive position with the same entity or one of its affiliates or a predecessor corporation for the past five years.

 (2) Year given is year in which the individual first became a Director of the Company or of Hibernia National Bank (the
     "Bank").

 (3) Stock ownership information given is as of March 1, 1994.
     Includes shares subject to options exercisable as of such date.

 (4) Includes options to purchase 2,071 shares which are currently exercisable.

 (5) Includes 14,166 shares owned by a corporation as to which Mr. Brown shares voting and investment powers.

 (6) Includes 386 shares held by a corporation of which Mr. Hearin is President and as to which he has sole voting and investment power. Also includes 1,584 and 20,932 shares held in trusts of which Mr. Hearin is co-trustee with the Bank. Mr. Hearin disclaims beneficial ownership of such 22,516 shares.

 (7) Includes 41,096 shares of Common Stock credited to Mr. Nalty as of December 31, 1993 (the most recent date for which information is available) under the Company's Retirement Security Plan, Annual Stock Bonus Plan, Tower Stock Bonus Account and Pension Equalization Plan and options to purchase 33,836 shares that are currently exercisable.

 (8) Includes 5,969 shares owned by a corporation of which Mr.
     Ratcliff is President and Chief Executive Officer. Does not include options to purchase 5,000 shares exercisable as of July 25, 1994.

 (9) Includes 3,379 shares held in Mrs. Weinmann's son's name but owned beneficially by Mrs. Weinmann, and 7,727 shares owned by Mrs. Weinmann's husband as to which she disclaims beneficial ownership. Does not include options to purchase 5,000 shares exercisable as of July 25, 1994.

(10) Includes 15,742 shares owned by Mr. Boh's wife as to which he disclaims beneficial ownership.

(11) Includes 1,184 shares owned by Mr. Duncan's wife as to which he disclaims beneficial ownership.

(12) Includes 35,741 shares held by Mr. Hansel's wife as to which he disclaims beneficial ownership. Also includes options to purchase 200,000 shares exercisable as of March 26, 1994.

(13) Includes 62 shares held in trusts for the children of Mr.
     Stone as to which he disclaims beneficial ownership.

(14) Includes 4,703 shares and 4,902 shares, respectively, held by each of two trusts of which Mr. Lassen is a trustee. Mr. Lassen disclaims beneficial ownership of the shares held by these trusts. Also includes options to purchase 516 shares exercisable in March 1993 and 5,491 shares owned by Mr. Lassen's wife.

(15) Includes options to purchase 1,316 shares that are currently exercisable, options to purchase 10,000 shares exercisable as of May 26, 1994 and 2,706 shares held in the Company's
     Retirement Security Plan as of December 31, 1993.

(16) Includes 449 shares held in the Company's Dividend Reinvestment Plan, 82 shares held in the Company's Annual Stock Bonus Plan, 15,765 shares held in the Company's Retirement Security Plan and 5,361 shares held in the Company's Pension Equalization Plan as of December 31, 1993. Also includes options to purchase 5,918 shares that are currently exercisable and 225 shares held in trust for the benefit of, and 121 shares held by, Mr. Close's wife.

(17) Includes 102 shares held as custodian for Mr. Domingos' daughter and 87 shares held as custodian for Mr. Domingos' son. Also includes 2,503 shares held in the Company's
     Retirement Security Plan and 82 shares held in the Company's
     Annual Stock Bonus Plan as of December 31, 1993 and options to purchase 3,281 shares that are currently exercisable.

(18) Includes 9,698 shares held in the Company's Retirement
     Security Plan and 71 shares held in the Company's Annual Stock Bonus Plan as of December 31, 1993. Also includes options to purchase 6,169 shares that are currently exercisable.

Board Meetings and Committees

     The Audit and Compliance Committee of the Board of Directors of the Company supervises the Company's internal audit function and general auditor; directs an examination of the Company's affairs at least annually; reviews regulatory examination reports on the Company and its subsidiaries, internal audit reports and audit reports issued by the Company's independent auditors and has the authority to perform certain other functions, as may be delegated to it from time to time by the Board of Directors. The members of this Committee during 1993 were Messrs. Kelly (Chairman), Amoss, Goodwin, Hearin, Lassen, Smith and Zetzmann. During 1993, the Audit and Compliance Committee held 15 meetings. At its meeting in January 1994, the Board of Directors amended the Bylaws of the Company to change the name of this Committee to the Audit Committee.

     The Executive Compensation Committee of the Board of Directors reviews and recommends salaries, bonuses and other compensation of certain officers of the Company and its subsidiaries, reviews and approves compensation plans and policies for employees of the Company and its subsidiaries and administers the Company's executive compensation plans. The Executive Compensation Committee also supervises compliance by the Company and its subsidiaries with laws and regulations relating to the hiring, promotion and welfare and benefits of employees of the Company and its subsidiaries and recommends management development and succession plans for the Company and its subsidiaries. The members of the Executive Compensation Committee during 1993 were Messrs. Stone (Chairman), Brown, Duncan, Goodwin, Hearin and Williamson, each of whom is an independent director. The Executive Compensation Committee held
4 meetings during 1993.

     The Executive Committee of the Board of Directors was formed in May of 1991 and has all of the power and authority of the Board of Directors except such power and authority as has been delegated to another committee of the Board or as may not by law be delegated to a committee of the Board of Directors. In addition to its general power and authority, the Executive Committee identifies and recommends candidates for nomination as directors of the Company and its principal operating subsidiaries. Messrs. Boh (Chairman), Amoss, Brown, Hansel, Kelly, Lassen, Smith and Stone were members of the Executive Committee during 1993. The Executive Committee held 8 meetings during 1993.

     The Executive Search Committee of the Board of Directors was formed in November 1991 to supervise and conduct a search for a permanent President and Chief Executive Officer of the Company.
This Committee was dissolved in 1993.

     During 1993, there were 15 meetings of the Company's Board of Directors. All of the Company's Directors, except Messrs. Amoss and Hearin, attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of which they were members during the year.

Executive Compensation and Benefit Plans

Annual Compensation

     The following table sets forth the names and positions of, and compensation paid by the Company and its subsidiaries during 1993 to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer.

                   SUMMARY COMPENSATION TABLE

                       Annual Compensation


Name and
Principal
Position                  Year          Salary        Bonus

Stephen A. Hansel(1)      1993          $450,000      $303,750
President and             1992           344,424(2)    350,000(3)
Chief Executive Officer

Gerald F. Pavlas(4)       1993           167,500        80,000
Executive Vice            1992           153,339        75,000
President and Chief
Credit Officer

Robert W. Close(4)        1993           156,000        92,000
Treasurer and             1992           166,667        80,000
Chief Financial           1991           200,000
Officer

K. Kirk Domingos III(4)   1993           145,000        62,500
Executive Vice            1992           145,000        55,000
President                 1991           134,168

C. Geron Hargon(4)        1993           139,000        50,000
Executive Vice            1992           157,667        65,000
President                 1991           152,667

__________________________
     (1) Mr. Hansel was not an executive officer of the Company or any subsidiary during any part of 1991.

     (2) Salary presented is for the portion of the year during which Mr. Hansel served as President and Chief Executive Officer
(March 26 - December 31, 1992).

     (3) Includes a bonus of $100,000 paid to Mr. Hansel upon commencement of his employment with the Company.

     (4) Mr. Pavlas did not serve as an executive officer during 1991. Messrs. Close, Domingos and Hargon served as executive officers during a portion of 1991.

                     Long Term Compensation
                             Awards(1)

                                          Securities
Name and                                  Underlying  All
Principal                    Year         Options/    Other
Position                                  SARs        Compensation

Stephen A. Hansel            1993         642,666     $ 39,464(2)
President and                1992         400,000       45,047(3)
Chief Executive Officer

Gerald F. Pavlas             1993          50,000     $ 16,441(4)
Executive Vice               1992          21,316       18,411(5)
President and Chief
Credit Officer

_________________________
     (1) The named executives were also granted Performance Share Awards during 1993, which cannot be earned until December 31, 1994. These awards are described below under "Long-Term Incentive Plan
Awards."

     (2) Includes $1,687 contributed by the Company on behalf of Mr. Hansel to the Retirement Security Plan and $37,777, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Hansel.

     (3) Includes $701 paid to Mr. Hansel to reimburse him for the premiums paid by him from April 1, 1992 through July 1, 1992 on his personal life insurance policy and $44,346, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Hansel.

     (4) Includes $2,094 contributed by the Company on behalf of Mr. Pavlas to the Retirement Security Plan and $14,347, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Pavlas.

     (5) Includes $1,917 contributed by the Company on behalf of Mr. Pavlas to the Retirement Security Plan and $16,494, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Pavlas.

                  Long Term Compensation Awards
                           (continued)


                                          Securities
Name and                                  Underlying  All
Principal                    Year         Options/    Other
Position                                  SARs        Compensation

Robert W. Close              1993          45,000     $ 21,195(1)
Treasurer and                1992           5,918       23,203(2)
Chief Financial              1991           3,500       28,777(3)
Officer

K. Kirk Domingos III         1993          30,000       19,751(4)
Executive Vice               1992           3,281       21,595(5)
President                    1991           2,000       25,895(6)

C. Geron Hargon              1993          30,000     $ 16,505(7)
Executive Vice               1992           6,169       19,623(8)
President                    1991           2,000       20,239(9)

_____________________________
     (1) Include $3,900 contributed by the Company on behalf of Mr. Close to the Retirement Security Plan and $17,295, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Close.

     (2) Includes $4,167 contributed by the Company on behalf of Mr. Close to the Retirement Security Plan and $19,036, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Close.

     (3) Includes $8,475 contributed by the Company on behalf of Mr. Close to the Retirement Security Plan and $20,302, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Close.

     (4) Includes $3,625 contributed by the Company on behalf of Mr. Domingos to the Retirement Security Plan and $16,126, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Domingos.

     (5) Includes $3,760 contributed by the Company on behalf of Mr. Domingos to the Retirement Security Plan and $17,835, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Domingos.

     (6) Includes $6,708 contributed by the Company on behalf of Mr. Domingos to the Retirement Security Plan and $19,187, which is the actuarial value of a split-value life insurance policy provided by the Company to Mr. Domingos.

     (7) Includes $3,475 contributed by the Company on behalf of Mr. Hargon to the Retirement Security Plan and $13,030, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Hargon.

     (8) Includes $3,942 contributed by the Company on behalf of Mr. Hargon to the Retirement Security Plan and $15,681, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Hargon.

     (9) Includes $4,387 contributed by the Company on behalf of Mr. Hargon to the Retirement Security Plan and $15,852, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Hargon.

Stock Option and Stock Appreciation Rights ("SAR") Grants

     The Company granted stock options to each of the named executives during 1993, as well as to other employees of the Company. Mr. Hansel's options were granted pursuant to the terms of his employment agreement with the Company and were granted under the Company's 1987 Stock Option Plan. All other named executives and employees were granted options under the Long-Term Incentive Plan, which was adopted and approved by the Company's shareholders at the 1992 Annual Meeting of Shareholders. All of these stock options have vesting schedules that permit exercise of 50% of the shares to which the options relate two years after the date of grant, as to an additional 25% of the shares three years after the date of grant and as to the remaining shares four years after the date of grant. The options terminate ten years after their date of grant if they have not been previously exercised. In addition, the options become immediately exercisable as to all shares to which they relate upon certain changes of control of the Company. No such change in control has occurred as of the date of this Proxy Statement. All of the stock options granted to all employees except Mr. Hansel during 1993 were nonqualified stock options.

     The Company has not granted any SARs in connection with any outstanding options and did not grant any SARs during 1993.

     The following table sets forth the stock options granted to Messrs. Hansel, Pavlas, Close, Hargon and Domingos during 1993 and certain other information relating to those options. The amounts included in the "Grant Date Value" column of the table are the respective present values of the options on the date of grant, as determined using the Black-Scholes option valuation model.

     The following assumptions were used in calculating these values:

     (a) all options would be held for the entire 10-year term;
     (b) a risk free rate of 6.5%;
     (c) a dividend yield of 3.1% beginning in mid-1993; and
     (d) stock price volatility of 33%.

The value determined in accordance with the calculation was then adjusted downward by 5% to reflect the nontransferability of the option (because the valuation model assumed transferability). The value was further adjusted downward by 8.3% (3% per year) to reflect the risk of termination of the option as a result of the extended vesting schedules.

     The assumptions described above are only assumptions and, therefore, the actual stock price performance may vary from the model. Consequently, the amounts included in the Grant Date Value column of the table should not be viewed as a prediction either of future stock value or of the amount that optionees may realize upon exercise of their options and ultimate sale of the shares acquired in such exercise. Such amounts may be greater or lesser than the amounts shown in the table.

              Option/SAR Grants in Last Fiscal Year


                   Individual Grants


                       % of
            Number     Total
            of         Options/
            Securities SARs
            Underlying Granted to   Exercise                Grant
            Options/   Employees    or Base     Expira-      Date
            SARs       in Fiscal    Price       tion      Present
Name        Granted    Year         ($/Sh)      Date       Value$

Mr. Hansel  642,666     40.02%      $7.1875     3/26/03  $1,505,847

Mr. Pavlas   50,000      3.11%       7.1250     1/26/03     116,138

Mr. Close    45,000      2.80%       7.1250     1/26/03     104,524

Mr. Hargon   30,000      1.87%       7.1250     1/26/03      69,683

Mr. Domingos 30,000      1.87%       7.1250     1/26/03      69,683

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR
Values

     None of Messrs. Hansel, Pavlas, Close, Domingos or Hargon exercised any stock options during 1993. In addition, none of those individuals hold any SARs, and no such SARs were exercised by any of them during 1993.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR
Values


                    Number of
                    Securities
                    Underlying
                    Unexercised              In-the-Money
                    Options/SARs at          Options/SARs at
                    Fiscal-Year End          Fiscal-Year End ($)(1)


                    Exercisable(E)/          Exercisable(E)/
Name                Unexercisable(U)         Unexercisable(U)

Mr. Hansel          $         0(E)                $         0(E)
                      1,042,666(U)                  1,786,500(U)

Mr. Pavlas                1,316(E)                      3,701(E)
                         70,000(U)                     80,000(U)

Mr. Close                 5,918(E)                     16,644(E)
                         45,000(U)                     28,125(U)

Mr. Hargon                6,169(E)                     17,350(E)
                         30,000(U)                     18,750(U)

Mr. Domingos              3,281(E)                      9,228(E)
                         30,000(U)                     18,750(U)

_____________________________
     (1)    For each option, the value is determined as follows:
[number of shares subject to option] times [$7.75 - exercise price per share]. The $7.75 price was the closing market price of the Company's Common Stock on December 31, 1993.

Long-Term Incentive Plan Awards

     In December 1993, the Executive Compensation Committee approved Performance Share Awards to the named executives and certain other members of Executive and Senior management of the Company. These awards may be earned as of December 31, 1994, but will only be earned if the Company achieves certain performance objectives during the two-year period ending on that date. The factors determining whether the award is earned have been weighted, with the Company's level of net income (measured in earnings per share) carrying 65%, and the remaining weight distributed among four distinct measures of asset quality. If the threshold level of a performance measure is not met, that portion of the award will not be earned. However, if the threshold level of performance is met as to one or more, but not all, of the performance measures, a portion of the awards will be earned. The portion that would be earned in that case will be the portion of the total award that relates to the performance measures that were met. At the end of 1994, any shares which are earned will be issued but will be restricted as to transferability during employment with the Company to prevent the transfer of the shares except for use as payment in an exercise of a stock option. However, tax will be due by the recipient when the awards are earned, and the awards will be automatically reduced by the number of shares necessary to pay the required withholding.

     The following table shows the number of Performance Shares that may be earned by the named executive pursuant to the grant made in 1993.


Name                 Shares    Period       Threshold    Target     Maximum

Stephen A. Hansel    50,000    1993-1994    12,500       25,000     50,000
Gerald F. Pavlas     25,000    1993-1994     6,250       12,500     25,000
Robert W. Close      25,000    1993-1994     6,250       12,500     25,000
K. Kirk Domingos,III 15,000    1993-1994     3,750        7,500     15,000
C. Geron Hargon      15,000    1993-1994     3,750        7,500     15,000

Compensation of Directors

     During 1993, each Director of the Company who was not also an officer of the Company or the Bank received a $10,000 retainer, $800 for attendance at each meeting of the Board of Directors, and $800 for attendance at each meeting of a committee of the Board of Directors of the Company or the Bank. The Chairman of the Board of Directors and the chairman of each committee of the Board of Directors received $1,000 for attendance at each meeting of the committee he chaired.

     The Chairman of the Board and the Vice Chairman of the Board are paid annual retainers of $30,000 and $25,000, respectively, in addition to the $10,000 retainer received by all directors described above.

     Prior to and including January 1993, retainer fees were paid on an annual basis in January for the entire fiscal year. In 1993, the Company determined to modify the timing of payment of retainers from January to April, in order to coincide with the Annual Meeting of Shareholders and the terms of the directors (which commence as of the date of the Annual Meeting). To this end, in April of 1993 each director received an additional payment of 25% of the applicable 1993 retainer fees in order to extend the payment period from January to April (the additional 25% representing the three additional months for which they were thereby compensated). Beginning in 1994, retainer fees will be paid in April and will cover the period from April 1 through March 31.

     The Company maintains a deferred compensation plan for Directors pursuant to which a Director may defer payment of fees receivable by him for service as a Director, with deferred amounts accruing interest at a rate equal to that paid by the Bank on its retail Tower money management fund accounts offered to the public in the New Orleans area.

Employment Agreements and Change in Control Arrangements

     Mr. Hansel serves as President and Chief Executive Officer of the Company pursuant to a written employment agreement with the Company which was effective as of March 26, 1992 and which was described in detail in the Company's proxy statement relating to its 1993 Annual Meeting of Shareholders. The agreement provides for an annual salary to Mr. Hansel of $450,000 during 1993 and 1994, and, in each of those years, Mr. Hansel is entitled to a bonus of up to 75% of his base salary. Mr. Hansel received a bonus of $303,750 in early 1994 pursuant to this provision of the contract.

     Mr. Hansel was also granted stock options to purchase 642,666 shares of Common Stock at an exercise price of $7.1875 on March 26, 1993 pursuant to the agreement. The exercise price of these options is equal to the market value of the Common Stock on the date of grant. None of these options are exercisable until at least two years after the date of grant, unless a change of control occurs, at which time the options are exercisable immediately and in full. Mr. Hansel is also entitled to options to be granted on March 26, 1994, exercisable in accordance with the vesting schedule described in the preceding sentence at the market value of the Common Stock on the date of grant. The number of options to be granted on each such anniversary is 300,000, adjusted for certain increases in the number of outstanding shares of the Company subsequent to March 1992.

     The agreement includes an initial term of three years, with automatic renewals each year beginning in 1993 for an additional year. As a result, the agreement's initial term, which would have otherwise expired in March 1995, was extended for an additional year in 1993 and is now scheduled to expire in March 1996. The agreement is expected to be renewed in March 1994, thereby extending its term to March 1996.

     None of the other named executives serves pursuant to an employment agreement.

     All of the stock options issued to the named executives in 1993 contained change of control provisions that permit immediate vesting as to all options in the event of a change of control.

     As described below in the Report of the Executive Compensation Committee, the Committee has approved in concept the notion of entering into employment agreements with certain members of management that would become operative in the event of a change of control of the Company. The Executive Compensation Committee believes these arrangements to be important in retaining qualified management of the Company and also provide an incentive to executives to remain with the Company through a transition in ownership, if such a change were to occur, rather than to leave the Company. The Committee believes that retention of management is important in the event of a change of control in order to preserve the value of the Company for the new owner during the transition. The Committee also recognizes that the members of executive and senior management with whom such agreements would be executed are the individuals most likely to have lengthy periods of unemployment, due to their seniority and compensation levels, in the event they are terminated in a change of control. The Committee has not approved any agreement specifically and is considering additional information, including an analysis of the cost of the measure to the Company and the benefits to be attained, prior to finalizing any such agreement.

     Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     During 1993, the members of the Executive Compensation Committee were Messrs. Stone (Chairman), Brown, Duncan, Goodwin, Hearin and Williamson. None of these individuals was an officer or employee of the Company or any of its subsidiaries during 1993, and none of these individuals is a former officer of the Company or any of its subsidiaries.

     A subsidiary of United Companies Financial Corporation ("United Companies"), of which Mr. Brown is President and Chief Executive Officer, makes insurance products available to customers of the Bank and pays the Bank a commission on all such sales to Bank customers. The aggregate commissions received by the Bank on all such sales during 1993 were approximately $762,000.

     As of January 1993, the Bank held portfolios consisting of an aggregate of approximately $33 million of mortgage loans purchased from United Companies in prior years. These loans were resold to United Companies in October 1993 and, in connection with that transaction, the Bank received an opinion of a financial advisory firm to the effect that the price paid by United Companies for those loans was comparable to amounts paid for similar loans in similar transactions. Those loans were sold to United Companies at net book value, and the Bank recognized no gain or loss on the transaction.

         REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

                  BACKGROUND AND OVERALL POLICY

     In early 1992, the Company engaged an independent compensation consultant to assist it in evaluating current levels of compensation and to develop compensation programs that would both reward employees for efforts in returning the Company to profitability and motivate them to continue and strengthen their efforts in that regard. The financial troubles experienced by the Company prior to its return to profitability in 1992 had left the Company in a position that the Committee recognized as requiring the compensation program to be creative in providing noncash incentives.

     In developing its compensation program, the Committee agreed upon the following objectives:

     To provide total compensation opportunities which are competitive with those provided to employees in similar positions in other companies with which Hibernia competes for employees;

     To minimize fixed expenses and strengthen the correlation between individual and Company performance and compensatory reward by implementing appropriate incentive compensation arrangements; and

     To strengthen the mutuality of interests between management and shareholders through the use of stock-based incentives, which would result in increased management stock ownership.

     These objectives were used to develop new compensation programs applicable to all levels of employees.

Competitive Market

Executive and Senior Management (i.e., generally, the CEO, the officers who report directly to the CEO, and the officers who report to each of them) are recruited from a national labor market of other banking organizations. Salary rates for these positions are developed by considering the responsibility of the position relative to other organizations of similar size that compete in similar businesses and business lines with the Company. The CEO's compensation is determined based upon an analysis of compensation provided by a peer group of regional bank-holding companies, which peer group is identical to the group used to measure the Company's stock performance in the Stock Performance Graph that appears elsewhere in this Proxy Statement. The Committee believes that the CEO's position is the only position that is truly comparable among the members of the peer group, and consequently, it is the only position within the Company that is compared solely to the peer group for purposes of this analysis.

Middle Management and Professional staff are generally recruited from Louisiana and surrounding states but in some cases are recruited nationally. Salary rates for these positions are developed by comparison to similar positions in other banks but with more emphasis on the experience level of the individual than the size of the organization that employs the individuals.

Nonexempt and Supervisory positions are recruited from a local labor market. Salary rates are set relative to other banks and similar positions (such as customer service positions) in local companies.

Base Salaries

     Consistent with its objective to minimize fixed expenses, the Committee has determined to increase salaries for all Executive and Senior management employees of the Company at a slower rate than the rate at which the market is increasing. This principle was applied in 1993 in determining salary increases and is expected to be applied in the future. In addition, bonuses will occasionally be paid to entice new Executive and Senior managers to join the Company, which bonuses are considered when determining the overall base salaries for such individuals.

     Salaries for Executive management (including the named executives) are set at a level that does not exceed the median of the market rate for the particular job. During 1993, Executives were paid at a rate that was on average 7% below the market rate. Early this year, the Committee approved salary increases (effective April 1, 1994) totaling $25,000, or 2% of current salaries, for some of the 13 officers that constitute the
Company's Executive management.   Mr. Hansel did not receive an
increase in his salary for 1994.

     Senior management salaries are set at a level which during 1993 averaged 9% below the market rates. Early this year, the Committee approved salary increases (effective April 1, 1994) averaging 3% of current salaries for the officers that constitute this group.

     Salaries for other employees within the Company are set within a range of competitive rates and will be managed so that the largest increases go to the individuals who exhibit superior performance and those whose pay is lowest relative to the market. Total increases for this group will be consistent with competitive trends within the applicable market.

Annual Cash Incentives

     The Committee believes that executive incentives must contain a balance between short-term and long-term focus. While the results of short-term actions and decisions are not always evident as they are made, over time the stock market and investors in it signal their approval or disapproval of the Company's progress in ways that ultimately affect the Company's stock price. Accordingly, the Committee believes that long-term focus is best achieved through long-term stock ownership, which is provided through grants under the Company's Long-Term Incentive Plan. However, to provide reward and encourage short-term decisions that result in positive long-term performance of the Company, the Committee also believes that executives should be rewarded through annual cash bonuses. Annual cash bonuses are not based upon the market price of the Company's stock and therefore will not necessarily increase or decrease with the price of the Company's stock.

     Similarly, the Committee believes that incentives should involve a balance between the results achieved by an individual and the Company's overall results. In designing annual cash incentive plans, the Company has followed the principle that nonmanagement employees should primarily be rewarded based on the results of their performance and the performance of their business unit (e.g., branch or division). At higher levels of the organization, annual cash bonuses are based partly on an individual's own performance, partly on the performance of his or her business unit and largely on the overall performance of the Company. Accordingly, some incentive awards will be paid (particularly to lower level employees) even in years when the Company has not met its overall performance objectives. However, the awards granted to Executive Management will be most closely related to the overall results achieved, and, as a result, Executive management is not likely to receive significant cash incentives in years in which the Company's overall performance has not improved significantly.

     Annual cash incentive award opportunities are designed so that the award for target or planned performance combined with base salary will produce cash compensation about equal to the market median. Performance significantly exceeding planned objectives will produce total cash compensation between the median and the 75th percentile of the market rate for competitive positions.

     The total awards paid to Executive and Senior management and an individual executive's specific award are not derived from specific formulas. Rather, the Committee approves an overall total pool of annual cash incentives. The aggregate amount of the pool is determined based upon a number of performance factors for the Company, including net income, asset quality, earnings, profitability and similar factors. The distribution of the pool of funds among members of Executive and Senior Management is based upon a more subjective assessment of each individual's, and his or her business unit's, performance in, among other things, business development and achievement of strategic goals. The CEO recommends specific awards for Executive management based upon his assessment of their business unit and individual performance. The Committee participates in this assessment and approves each specific award. Similarly, the Executive managers as a group evaluate the performance of each of the Senior managers and recommend awards for those individuals which are approved by the CEO.

     Based upon the performance of the Company and the Executive managers during 1993, the Committee approved cash bonus awards totaling $926,250 for the 13 members of Executive Management. This includes an award of $303,705 for Mr. Hansel. This compares to total 1992 awards to Executive management of $800,000 (including a $250,000 award to Mr. Hansel).

     The Company maintains a variety of cash incentive plans applicable to employees at all levels of the organization whose performance has a measurable direct impact on Company performance.

Long-Term Incentives

     The Long-Term Incentive Plan which was approved by the shareholders in 1992 allows the Committee to employ a variety of forms of incentives to accomplish its objectives. In 1993, the Committee made grants of stock options and Performance Shares. Long-term incentive grants are designed to complete the competitive compensation package. Since cash compensation opportunity for the Company's Executive and Senior management is intentionally lower than market norms, long-term incentive grants larger than market average enable the Company to provide competitive total remuneration if the Company's long-term performance is positive. Because the long-term incentives are stock-based, they will only provide significant additional compensation if the market price of the Company's stock increases over time (in the case of stock options) or the Company meets or exceeds certain specified performance objectives (in the case of Performance Shares).

     All stock options granted in 1993 included an exercise price equal to the fair market value on the date of grant and provide for vesting at the rate of 50% after two years and an additional 25% at the end of the third and fourth years after grant. The vesting schedule provides additional incentives to management to remain with the Company long-term and actively participate in its progress.

     The Performance Share awards, which are described in detail in the accompanying Proxy Statement, are designed to focus management on completing the Company's financial recovery and to result in significant aggregate holdings of the Company's common stock by management if performance objectives are met. All or a portion of the shares may be earned at the end of 1994 depending on the Company's net income during 1993 and 1994 (measured in terms of fully diluted earnings per share) and asset quality over the same period (based upon four separate measures of asset quality, including reserve coverage). Performance Shares that are earned may not be sold or otherwise transferred as long as the recipient is employed by the Company or a subsidiary and may only be used to exercise stock options.

     As stated above, a key objective of the compensation program is to strengthen the mutuality of interests between management and shareholders through the use of stock based incentives that result in increased management share ownership. One potential impediment to building management stock ownership to significant levels is the need for large amounts of capital to exercise the options and to pay applicable taxes. To address this issue, the Committee chose to award stock options that allow the executive to exercise options by using previously owned shares and to withhold any required taxes from the shares received. The Performance Shares also have a tax withholding right and can be used as payment for the exercise of stock options.

     In 1993, the Committee awarded stock options covering an aggregate of 1,605,666 shares to 190 employees, of which options covering 305,000 shares (approximately 19% of the total) to Executive management (excluding Mr. Hansel, whose 1993 option grant was made pursuant to the terms of his employment agreement). The Committee generally does not consider previous grants of stock options in determining the amount of current grants and did not consider prior grants in making the 1993 option grants. A plan for Performance Share awards was also established in 1993 that will result in grants of stock to the 13 members of Executive management and an additional 40 members of Senior management if certain performance objectives are met. If fully earned, these awards would result in the issuance of an aggregate of 210,000 restricted shares (55% of the total granted) to Executive management (including 50,000 to Mr. Hansel) and
171,000 restricted shares (45% of the total granted) to Senior management.

          COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Hansel is compensated pursuant to the terms of an employment contract that was negotiated in 1992 on behalf of the Company by the Chairman of the Search Committee and approved by this Committee and the Executive Committee. The Company was advised in these matters by a nationally recognized executive compensation consulting firm which was engaged solely for the purpose of assisting the Board in structuring the CEO's compensation package.

     Although the contract was entered into before the development of the new compensation strategy, the terms of the contract are consistent with the principles of the strategy.

     The annual salary of $450,000 (which has been frozen at Mr. Hansel's request through the end of 1994) is equal to the median of the 1992 salaries provided to the CEOs of the peer group described above. As competitive salary levels increase, his salary will be positioned below market.

     The 1992 bonus of $250,000 produced 1992 total annual cash compensation that is about equal to the median of the peer group. Mr. Hansel is eligible to receive an annual bonus of up to 75% of his base salary each year.

     Long-term incentive awards were the cornerstone of the potential reward under the contract. Mr. Hansel received an initial award of options to purchase 400,000 shares in 1992 and a second 642,666 share option (determined according to a formula contained in the contract) in 1993 on the first anniversary of his employment. He will receive a third and final grant under the contract on March 26, 1994. Each of these options were granted at the fair market value of the Company's common stock on the date of grant.

     As previously noted, the Committee awarded Mr. Hansel a 1993 annual incentive award of $303,750, which was paid to him in early 1994. Although there is no specific formula used to determine this award, in making the award the Committee considered the Company's return to profitability (Net Income of $48 million versus 1992 loss of $64 million), the improvement in nonperforming assets (down 54%), the strengthening of the balance sheet, and the completion of various strategic initiatives including the commencement of franchise expansion though acquisitions. Mr. Hansel was also granted an award of a maximum of 50,000 performance shares (if fully earned) subject to the same terms and conditions as those received by the other Executive and Senior managers.

     The Committee has not considered future grants of stock options to Mr. Hansel and does not plan to consider such future grants until after all of the grants provided for in the contract have been made.

                       RECENT DEVELOPMENTS

     In December 1993, the Committee considered a proposal to grant to Executive and certain Senior managers employment contracts that would become operative upon a change of control of the Company, which contracts would also provide for severance in the event the employee is terminated within a certain period of time after a change in control. The Committee determined that the practice of providing severance for managers at the higher levels of the Company in the event of change in control is standard in the industry and advisable for those managers within the Company most likely to be terminated in such an event. The Committee also determined that, in the event of a change of control, it would be in the best interest of the Company and its shareholders to be able to maintain its management team intact in order to stabilize the franchise value of the Company during the transition period. The Committee approved in concept these ideas but did not approve any specific contracts and has requested further information concerning the precise terms proposed and the cost of such an arrangement to the Company.

     In late December 1993, the Internal Revenue Service released proposed regulations under Section 162(m) of the Internal Revenue
Code, relating to the disallowance of deductions for employee compensation in excess of $1,000,000. The Committee has initiated a study to determine whether changes in the Company's compensation programs will be necessary and plans to take such actions as it believes necessary or appropriate to ensure that all material elements of ongoing compensation will continue to be deductible by the Company. The Committee has determined, based on advice received by the Company on the impact of the new regulations, that compensation paid under Mr. Hansel's contract is exempt from the regulations until 1995 and awards under the Long-Term Incentive Plan are exempt until 1997. Therefore, no elements of the Company's compensation program appear to require shareholder approval at this time.

Submitted by the Compensation Committee of the Company's Board of Directors.


March __, 1994

James H. Stone, Chairman
J. Terrell Brown
Brooke H. Duncan
Robert L. Goodwin
Dick H. Hearin
E. L. Williamson

Stock Performance Graph

     The following performance graph compares the performance of the Company's Common Stock to the S & P 500 Index and to a peer group of thirty-one regional bank holding companies with assets of between $4.5 billion and $9.5 billion for the Company's last five fiscal years. Also included in the peer group are two Louisiana bank holding companies with assets below $4.5 billion. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1988 and that all dividends were reinvested. The bank holding companies included in the peer group are AmSouth Bancorporation; Bank South Corporation; Baybanks, Inc.; BB&T Financial Corporation; Central Bancshares of the South; Central Fidelity Banks, Inc.; City National Corporation; Commerce Bancshares, Inc.; Compass Bancshares, Inc.; Cullen/Frost Bankers, Inc.; Deposit Guaranty Corporation; Fifth Third Bancorp; First Alabama Bancshares, Inc.; First American Corporation (Tennessee); First Citizens Bancshares (North Carolina); First Commerce Corporation; First Empire State Corporation; First Hawaiian, Inc.; First Security Corporation (Utah); First Tennessee National Corporation; Fourth Financial Corporation; Integra Financial Corporation; Marshall & Ilsley Corporation; Mercantile Bancorporation; Mercantile Bankshares Corporation; Old Kent Financial Corporation; Premier Bancorp; Riggs National Corporation (Washington D.C.); Star Banc Corp; Union Planters Corporation; United Missouri Bancshares; and West One Bancorp. This peer group is the same group that was used for the stock performance graph that appeared in the Company's 1993 proxy statement, with the exception of Puget Sound Bancorporation, which has been deleted from the list because it was acquired by another bank which is not a member of the peer group.

[Add Performance Graph]

                Transactions with Related Parties

     The Bank leases certain properties in which Sidney W. Lassen, a director of the Company, holds an interest. During 1993, the Bank paid a total of $ 185,979 in rental payments on these properties. Mr. Lassen holds a 25% interest in leased property located at 2201 Veterans Boulevard, Metairie, Louisiana and a 100% interest in leased property located at 6305 Airline Highway, Kenner, Louisiana. In the opinion of management of the Bank, the terms and conditions of such leases are usual, customary and no less favorable to the Bank than would be available from unaffiliated parties.

Indebtedness of Related Parties

     Directors and executive officers of the Company, members of their immediate families and companies with which they or members of their immediate families are associated were customers of, and had other transactions with, the Bank in the ordinary course of business during 1993. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

Compliance with Section 16(a) of the Securities Exchange Act of
1934

     During 1993, a Form 4 reflecting the grant of stock options to Russell S. Hoadley, an executive officer of the Company, was not timely filed with the Securities and Exchange Commission, because Mr. Hoadley was not notified of the option grant prior to the required filing date.

Vote Required and Recommendation

     An affirmative vote by the holders of a majority of the shares of Common Stock voted at the Annual Meeting is required for the election of Directors.

     The Board of Directors recommends a vote "FOR" election of the nominees listed above.

     APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION

     At its meeting held on January 5, 1994 the Executive Committee of the Board of Directors approved for recommendation to the entire Board of Directors an amendment to the Articles of Incorporation of the Company that would (i) increase the number of authorized shares of Class A Common Stock of the Company from 100 million to 200 million, (ii) eliminate the Class B Common Stock of the Company, and (iii) eliminate Article III Sections 7 and 8 of the Articles of Incorporation, which contain the terms of certain series of preferred stock either issued or reserved for issuance in connection with the Company's debt restructuring in 1992 (the "Amendment"). The Board of Directors of the Company has unanimously approved the Amendment and recommends that shareholders vote "FOR" the Amendment.

     The Amendment includes each of the changes described herein below. As a result, shareholders will not be permitted to approve certain changes and not approve others. A vote in favor of the Amendment effectively constitutes a vote in favor of each element of the Amendment. A copy of the Amendment is attached hereto as Exhibit A and incorporated herein by reference. Shareholders are encouraged to review the Amendment prior to completing their proxy cards.

Increase in the Number of Authorized Shares

     The Articles of Incorporation of the Company currently authorize the issuance of up to 100 million shares of Class A Common Stock. As of the Record Date, [number] shares of Class A Common Stock of the Company were issued and outstanding. In addition, as of that date, the Company had agreed to mergers with several organizations that will require, if consummated, that the Company issue shares of Class A Common Stock in each of those mergers. The aggregate number of shares that will be required to be issued in those mergers will depend, to some degree, on the market price of the Class A Common Stock during the period preceding the closing of each merger. If the market price of the Common Stock were to decrease, the number of shares that the Company would be required to issue will increase and could, in the aggregate, exceed the number of authorized but unissued shares of Common Stock.

     In order to assure sufficient shares of Common Stock for issuance in connection with (i) merger transactions agreed to by the Company prior to the date of this Proxy Statement, (ii) merger transactions that may be agreed to by the Company in the future, (iii) issuance by the Company of the stock-based incentive compensation under the Long-Term Incentive Plan of the Company approved by shareholders at the 1992 annual meeting of shareholders and (iv) other corporate purposes, the Board recommends adoption of the Amendment, which will increase the number of authorized shares of Class A Common Stock to 200 million.

Elimination of Class B Common Stock

     Article III of the Company's Articles of Incorporation authorizes the issuance of up to 100 million shares of Class B Common Stock. The Class B Common Stock is identical to the Class A Common Stock of the Company except that the Class B Common Stock has no voting rights. No shares of the Class B Common Stock have ever been issued, and no such shares are outstanding.

     It is unlikely that the Class B Common Stock would be issued for purposes of raising capital for the Company, and such shares cannot be used in connection with the merger transactions to which the Company has already agreed. The merger agreements to which the Company is currently a party require the Company to issue shares of Class A Common Stock to the shareholders of the merging company or bank. Also, the rules of the New York Stock Exchange prohibit the issuance of classes of common stock having disparate voting rights. If the Class B Common Stock were to be issued, it would probably not be eligible for listing on the NYSE and therefore its liquidity would be significantly more limited than that of the Class A Common Stock. As a result, the Class B Common Stock would have limited value in raising capital and would not be attractive as an alternative to the Class A Common Stock for use as consideration in merger transactions.

     The Class B Common Stock could have been used by the Company in defending against a hostile takeover or unsolicited merger proposal which the Board determined not to be in the best interests of the shareholders of the Company. Elimination of the Class B Common Stock would not eliminate the Company's ability to issue shares in such a circumstance, as the Articles of Incorporation permit the Company to issue up to 100 million shares of preferred stock at any time and on such terms as the Board deems appropriate. Such preferred stock could be used in lieu of the Class B Common Stock in the event of an unsolicited merger proposal or other hostile takeover.

     The Board has unanimously approved the Amendment, which provides for the elimination of the Class B Common Stock. If the Amendment is approved, the total number of shares of common stock of the Company would remain unchanged; however, if the Amendment is approved, all 200 million shares authorized would be Class A Common Stock rather than 100 million shares each of Class A and Class B, as is currently the case.

Elimination of Series A and Series B Preferred Stock

     Section 7 of Article III contains the terms of the Company's Series A Preferred Stock, which stock was adopted and issued in connection with the Company's debt restructuring in 1992. The shares of Series A Preferred Stock were issued in September 1992. Each share of Series A Preferred Stock was converted into Class A Common Stock on December 28, 1992, and all of the outstanding shares of Series A Preferred Stock were then cancelled. No shares of Series A Preferred Stock have been issued by the Company since that time.

     Section 8 of Article III contains the terms of the Series B Preferred Stock, which is identical to the Series A Preferred Stock except that the Series B Preferred Stock has more limited voting rights than the Series A. The Series B Preferred Stock was adopted in response to concerns raised by the NYSE regarding the voting rights of the Series A Preferred Stock, and the Company was prepared to issue the Series B in exchange for the Series A if required to do so by the NYSE and if the holders of the Series A agreed to such an exchange. No shares of Series B Preferred Stock were ever issued, and no such shares are currently outstanding.

     The Series A and Series B Preferred Stock were created in connection with a specific transaction, and the Company does not anticipate issuing any shares of either Series in the future. Elimination of the Series A and Series B Preferred Stock has no significant impact on the restructuring transaction, as all of the debt associated with that transaction has either been paid or converted to equity in the form of Class A Common Stock.

     The elimination of the Series A and Series B Preferred Stock will not prohibit the issuance of preferred stock by the Company. As mentioned above, Section 6 of Article III permits the issuance by the Board of such series of preferred stock, having such terms, as the Board may approve from time to time in its sole discretion. The Company does not foresee any adverse consequence to it as a result of elimination of the Series A and the Series B Preferred Stock.

Board of Directors Approval and Vote

     The Executive Committee of the Board of Directors unanimously approved the Amendment at its meeting on January 5, 1994 for recommendation to the entire Board of Directors. The
Board of Directors at its meeting on January 25, 1994 unanimously approved the Amendment for submission to the shareholders.

Vote Required and Recommendation

     An affirmative vote by the holders of a majority of the shares of Common Stock voted at the Annual Meeting is required for approval of the Amendment. A vote in favor of the Amendment constitutes a vote in favor of each element of the Amendment.

The Board of Directors recommends a vote "FOR" the approval of the Amendment.

       RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Shareholders of the Company are being asked to ratify the Company's appointment of Ernst & Young as its independent auditors for 1994, as described below.

     The firm of Ernst & Young, certified public accountants, was the Company's independent auditors for the year 1993. The Board of Directors has, subject to ratification by shareholders, appointed Ernst & Young as independent auditors for the Company for the year 1994. Although the appointment of independent auditors is not required to be approved by shareholders, the Board of Directors believes it appropriate to submit this selection for ratification by shareholders. The Board of Directors, however, reserves the right to change independent auditors at any time notwithstanding shareholder approval. Representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required and Recommendation

     An affirmative vote by the holders of a majority of the shares of Common Stock voted at the Annual Meeting is required for the ratification of the appointment of independent auditors.

The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young as independent auditors.

                     SOLICITATION OF PROXIES

     The enclosed proxy is being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the form enclosed will be borne by the Company. Directors, officers and employees of the Company may, but without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal interview. In addition, the Company has retained Georgeson & Company, Inc., to assist in the solicitation of proxies. The fee of such firm is estimated not to exceed $8,000 plus reasonable out-of-pocket costs and expenses. It is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and the Company may, upon request, reimburse them for their related expenses.

                      SHAREHOLDER PROPOSALS

     Shareholders may submit proposals to be considered at the 1995 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the Securities and Exchange Commission. Any such proposals must be submitted to the Secretary of the Company no later than October 28, 1994 in order to be considered for inclusion in the Company's 1995 proxy materials.

                          OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those described above. However, if other matters are properly brought before the meeting or any adjournment thereof, it is the intention that the persons named in the enclosed proxy vote the shares represented by them in accordance with their best judgment pursuant to discretionary authority granted in the proxy.


                          ANNUAL REPORT

     The Annual Report to Shareholders containing financial statements for the Company's 1993 fiscal year has been mailed to shareholders prior to or with this Proxy Statement. However, the Annual Report does not form any part of the material for the solicitation of proxies.

     Upon written request by a shareholder, the Company will provide a copy of the Company's Form 10-K Annual Report for 1993, including the Annual Report of Shareholders, as filed with the Securities and Exchange Commission. Such requests should be addressed to Secretary, Hibernia Corporation, P. O. Box 61540, New Orleans, Louisiana 70161.

                              By Order
                              of the Board of Directors


                              Patricia C. Meringer
                              Secretary

New Orleans, Louisiana
March   , 1994

ARTICLES OF AMENDMENT        *      UNITED STATES OF AMERICA

         TO                  *

ARTICLES OF INCORPORATION    *      STATE OF LOUISIANA

         OF                  *

HIBERNIA CORPORATION         *      PARISH OF ORLEANS

*    *    *    *    *    *   *    *    *    *    *    *    *    *

     BE IT KNOWN, that on this __ day of __________, 1994,

     BEFORE ME, ___________________________, a Notary Public duly commissioned and qualified in the state and parish aforesaid, and in the presence of the witnesses hereinafter named and undersigned,

     PERSONALLY CAME AND APPEARED:

     HIBERNIA CORPORATION, a corporation organized and existing under the laws of the State of Louisiana, herein appearing by and through Stephen A. Hansel, its President and Chief Executive Officer, and Patricia C. Meringer, its Secretary, both of whom are duly authorized to act by Louisiana Revised Statute Section 12:32(A);

who declared unto me, Notary, that availing themselves of the provisions of the Business Corporation Law of the State of Louisiana, and the acts amendatory thereof and supplementary thereto, the shareholders of said corporation did, by vote taken at the Annual Meeting of Shareholders held on April 26, 1994, adopt the following resolutions:

     RESOLVED, that the Articles of Incorporation of the Corporation be, and the same hereby are, amended to amend and restate Article III thereof by deleting Article III in its entirety and replacing it with the following:

                           ARTICLE III

                          CAPITAL STOCK

     1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred million (300,000,000), of which two hundred million (200,000,000) shares shall be designated as Class A Common Stock of no par value and one hundred million (100,000,000) shares shall be designated as Preferred Stock, without par value. The designations, voting powers, preferences and relative participating, option or other special rights, and the qualifications, limitations or restrictions of the above classes of stock of the Corporation, and the authority with respect thereto expressly vested in the Board of Directors of the Corporation, shall be as set forth in this Article III.

     2. No holder of any shares of either the Class A Common Stock or Preferred Stock of the Corporation shall, as such holder, have any preemptive or preferential right to receive, purchase or subscribe for (a) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (b) any obligations, evidences of indebtedness or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe for, any such unissued or treasury shares, (c) any right of subscription for or to receive, or any warrant or option for the purchase of, any of the foregoing securities or (d) any other securities that may be issued or sold by the Corporation, other than such right or rights, if any, as the Board of Directors of the Corporation, in its sole and absolute discretion, may determine at any time or from time to time.

     3. The Board of Directors may provide for payment of either the Class A Common Stock or Preferred Stock of the Corporation in cash, property or services. Any and all shares of stock so issued for which the consideration so fixed has been paid or delivered shall be deemed fully paid and not liable to any further call or assessment.

     4. Except as otherwise required by law or these Articles, the holders of shares of the Preferred Stock and of all series thereof who are entitled to vote shall vote together with the holders of the Class A Common Stock and not separately by class.

     5.  Common Stock

         (a) Common Stock of the Corporation shall be designated as Class A Common Stock. The holders of shares of Class A Common Stock shall be entitled to vote upon all matters submitted to vote of the stockholders of the Corporation and shall be entitled to one vote in respect to each share of Class A Common Stock held by them of record.

         (b) Subject to the preferential dividend rights applicable to shares of Preferred Stock, the holders of shares of the Class A Common Stock shall be entitled to receive, to the extent permitted by law, such dividends (payable in cash, stock or otherwise) as may be declared by the Board of Directors at any time or from time to time.

         (c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, and subject to the participating rights, if any, of the holders of shares of the Preferred Stock, the holders of shares of the Class
A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of such stock held by them. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this subparagraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, lease or conveyance of all or a part of the assets of the Corporation.

     6.  Preferred Stock

         Shares of the Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated and expressed herein or in an amendment or amendments hereto providing for the issue of such series as adopted by the Board of Directors of the Corporation.
The Board of Directors of the Corporation is hereby expressly authorized, subject to the limitations provided by law, to amend these Articles to establish and designate series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of each series and the variations in the relative powers, rights, preferences and limitations as between or among series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors with respect to any series shall include, but shall not be limited to, the authority to fix and determine the following:

          (a)  The designation of such series.

          (b) The number of shares initially constituting such series.

          (c) The increase and the decrease, to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series as theretofore fixed.

          (d) The rate or rates and the time at which dividends on the shares of such series shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

          (e) Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the manner of selecting shares of such series for redemption, if less than all shares are to be redeemed, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

          (f) The amount payable on the shares of such series in the event of voluntary or involuntary liquidations, dissolution or winding up of the Corporation. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this subparagraph (f), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, lease or conveyance of all or a part of the assets of the Corporation.

          (g) Whether or not the shares of such series shall have voting rights and the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have one vote per share or less (but not more) than one vote per share.

          (h) Whether or not a sinking fund or purchase fund shall be provided for the redemption or purchase of the shares of such series, and if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof.

          (i) Whether or not the shares of such series shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to, any provision for the adjustment of the conversion rate or the conversion price.

          (j) Any other powers, preferences and relative participating, optional, or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the provisions of this Article III or the limitations provided by law.

     FURTHER RESOLVED, that the Articles of Incorporation of the Corporation be, and the same hereby are, amended to delete the paragraph of Article IX thereof entitled "Restriction Release Date" and to replace such paragraph with the following:

"         "Restriction Release Date" means December 29, 1995."

     FURTHER RESOLVED, that the President and Secretary of this Corporation be, and they hereby are, authorized and empowered to execute such forms, certificates, and other documents, including but not limited to Articles of Amendment to the Articles of Incorporation of this Corporation, as they shall deem necessary or appropriate, in their discretion, to effect the purposes of the foregoing resolutions.

     The aforesaid resolutions were presented to the shareholders at the Annual Meeting of Shareholders of the corporation, at which _____________ shares of the Class A Common Stock of the corporation, being the only class of shares outstanding and entitled to vote on such matter, were represented in person or by proxy. Pursuant to Article VI of the Articles of Incorporation of the corporation, such amendment to the Articles of Incorporation may be passed by a majority vote of the shares present and represented at an Annual Meeting of Shareholders the notice of which contains a summary of the changes proposed to be effected by such amendment. The aforesaid resolutions were passed by a vote of the majority of shares of Class A Common Stock of the corporation present or represented, by a vote of _______________ shares in favor, _____________ shares opposed, and _______________ shares abstaining.

     THUS DONE AND PASSED, in multiple originals, in the City of New Orleans, Parish of Orleans, State of Louisiana, on the day, month, and year first above written, in the presence of the undersigned competent witnesses who hereunto sign their names with said appears and me, Notary, after due reading of the whole.

WITNESSES:                        HIBERNIA CORPORATION



_________________________     BY:  ___________________________
                                   Stephen A. Hansel
                                   President and Chief
                                   Executive Officer




_________________________     BY:  ___________________________
                                   Patricia C. Meringer
                                   Secretary



                 _______________________________
                          NOTARY PUBLIC

                            EXHIBIT A

              DESCRIPTION OF STOCK PERFORMANCE GRAPH

The accompanying proxy statement includes a stock performance graph that depicts the performance of Hibernia Corporation's common stock over a five-year period commencing in 1989 and ending in 1993 and compares that performance to the performance of the Standard & Poor's 500 Composite Index and a peer group of bank holding companies over the same period. The identities of the peer group of bank holding companies are included in the accompanying proxy statement. The graph shows the years from 1989 through 1993 on the vertical axis and the cumulative returns for each of Hibernia Corporation, the S&P 500 Composite Index and the peer group companies on the horizontal axis.

     The following table shows the returns for each year shown on the horizontal axis of the graph for each of Hibernia, the S&P 500 Index and the peer group:

Company/Index     1989      1990      1991      1992      1993

Hibernia          132.06     42.64     18.05     43.17     57.17

S&P 500 Index     131.69    127.60    166.47    179.15    197.21

Peer Group        117.55     93.81    161.82    220.91    227.61